Filed pursuant to Rule 424(b)(3)
File No. 333-269206

EATON VANCE MUNICIPAL INCOME TRUST
Supplement to Prospectus dated May 10, 2023

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended November 30,
	2023	2022	2021	2020	2019
Net asset value — Beginning of year (Common shares)	$11.250	$14.230	$14.130	$13.790	$12.700
Income (Loss) From Operations
Net investment income(1)	$0.423	$0.519	$0.612	$0.574	$0.542
Net realized and unrealized gain (loss)	(0.088)	(2.940)	0.060	0.327	1.117
Total income (loss) from operations	$0.335	$(2.421)	$0.672	$0.901	$1.659
Less Distributions to Common Shareholders
From net investment income	$(0.434)	$(0.559)	$(0.572)	$(0.561)	$(0.569)
Tax return of capital	(0.041)	—	—	—	—
Total distributions to common shareholders	$(0.475)	$(0.559)	$(0.572)	$(0.561)	$(0.569)
Net asset value — End of year (Common shares)	$11.110	$11.250	$14.230	$14.130	$13.790
Market value — End of year (Common shares)	$9.540	$10.250	$13.700	$13.250	$12.880
Total Investment Return on Net Asset Value(2)	3.64%	(16.96)%	4.95%	7.15%	13.83%
Total Investment Return on Market Value(2)	(2.33)%	(21.41)%	7.75%	7.57%	22.10%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$440,778	$446,309	$564,424	$560,302	$546,984
Ratios (as a percentage of average daily net assets applicable to common shares):
Expenses excluding interest and fees	0.98%	1.04%	0.98%	1.05%	1.19%
Interest and fee expense(3)	1.72%	0.81%	0.29%	0.71%	1.27%
Total expenses	2.70%	1.85%	1.27%	1.76%	2.46%
Net investment income	3.80%	4.23%	4.28%	4.18%	4.02%
Portfolio Turnover	41%	23%	7%	12%	17%

(See related footnotes.)

Financial Highlights (continued)
	Year Ended November 30,
	2018	2017		2016		2015		2014
Net asset value — Beginning of year (Common shares)	$13.250	$12.910		$13.020		$12.950		$10.540
Income (Loss) From Operations
Net investment income(1)	$0.611	$0.688		$0.767		$0.886		$0.886
Net realized and unrealized gain (loss)	(0.528)	0.330		(0.340)		0.082		2.423
Distributions to APS shareholders:(1)
From net investment income	(0.004)	(0.008)		(0.008)		(0.007)		(0.005)
Discount on redemption and repurchase of APS(1)	—	—		0.244		—		—
Total income (loss) from operations	$0.079	$1.010		$0.663		$0.961		$3.304
Less Distributions to Common Shareholders
From net investment income	$(0.629)	$(0.670)		$(0.773)		$(0.892)		$(0.900)
Total distributions to common shareholders	$(0.629)	$(0.670)		$(0.773)		$(0.892)		$(0.900)
Premium from common shares sold through shelf offering(1)	$—	$—		$—		$0.001		$0.006
Net asset value — End of year (Common shares)	$12.700	$13.250		$12.910		$13.020		$12.950
Market value — End of year (Common shares)	$11.050	$12.300		$12.260		$13.390		$13.350
Total Investment Return on Net Asset Value(2)	1.04%	8.13%		4.91	%(4)	7.60%		32.67%
Total Investment Return on Market Value(2)	(5.22)%	5.70%		(3.13)%		7.42%		36.79%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$302,013	$315,080		$307,135		$309,354		$307,074
Ratios (as a percentage of average daily net assets applicable to common shares):(5)†
Expenses excluding interest and fees(6)	1.29%	1.33%		1.30%		1.43%		1.55%
Interest and fee expense(7)	1.61%	1.25%		0.83%		0.33%		0.30%
Total expenses(6)	2.90%	2.58%		2.13%		1.76%		1.85%
Net investment income	4.71%	5.19%		5.54%		6.84%		7.49%
Portfolio Turnover	32%	8%		4%		21%		36%
Senior Securities:
Total preferred shares outstanding	— (8)	3,311	(9)	3,311	(9)	4,806	(9)	4,806	(9)
Asset coverage per preferred share	$— (8)	$120,162	(10)	$117,762	(10)	$89,369	(10)	$88,894	(10)
Involuntary liquidation preference per preferred share	$— (8)	$25,000	(11)	$25,000	(11)	$25,000	(11)	$25,000	(11)
Approximate market value per preferred share	$— (8)	$25,000	(11)	$25,000	(11)	$25,000	(11)	$25,000	(11)

(See related footnotes.)

(1)	Computed using average common shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Trust’s dividend reinvestment plan.
(3)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with residual interest bond transactions.
(4)	The total return based on net asset value reflects the impact of the tender and repurchase by the Trust of a portion of its APS at 94.5% of the per share liquidation preference. Absent this transaction, the total return based on net asset value would have been 2.93%.
(5)	Ratios do not reflect the effect of dividend payments to APS shareholders, if any.
(6)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.
(7)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with residual interest bond transactions and/or iMTP shares issued to redeem a portion of the Trust’s APS.
(8)	As of November 30, 2018, the Trust had no APS and iMTP shares outstanding.
(9)	Preferred shares represent iMTP shares and APS as of November 30, 2017 and 2016 and APS as of November 30, 2015.
(10)	Calculated by subtracting the Trust’s total liabilities (not including the preferred shares) from the Trust’s total assets, and dividing the result by the number of preferred shares outstanding.
(11)	Plus accumulated and unpaid dividends.
†	Ratios based on net assets applicable to common shares plus preferred shares (iMTP and APS, as applicable) are presented below. Ratios do not reflect the effect of dividend payments to APS shareholders and exclude the effect of custody fee credits, if any.

	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Expense excluding interest and fees	—%	—%	—%	—%	—%	1.09%	1.05%	1.02%	1.04%	1.08%
Interest and fee expense	—%	—%	—%	—%	—%	1.36%	0.99%	0.65%	0.23%	0.21%
Total expenses	—%	—%	—%	—%	—%	2.45%	2.04%	1.67%	1.27%	1.29%
Net investment income	—%	—%	—%	—%	—%	3.97%	4.11%	4.33%	4.92%	5.23%

February 29, 2024